Exhibit 10.1

REDEMPTION AGREEMENT

This Agreement (the “Agreement”) is made as of the 27th day of June, 2007 by and between Wentworth IV, Inc., a Delaware corporation having its offices at 936A Beachland Boulevard, Suite 13, Vero Beach, FL 32963 (the “Issuer”) and Timothy J. Keating, Luca Toscani, Margie L. Blackwell and Kyle L. Rogers, each an individual with an address at 5251 DTC Parkway, Suite 1090, Greenwood Village, CO 80111 (each individually, a “Seller” and collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers are the owners of 900,000 shares of the Issuer’s common stock, par value $.001 per share (“Common Stock”) in the individual amounts listed on Schedule A, attached hereto; and

WHEREAS, the Sellers desire to sell to the Issuer, and the Issuer desires to purchase from the Sellers, all 900,000 shares of Common Stock owned by the Sellers (the “Shares”), on and subject to the terms of this Agreement (the “Redemption”);

WHEREFORE, the parties hereto hereby agree as follows:

1. Sale of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Sellers shall sell the Shares to the Issuer, and the Issuer shall purchase the Shares from the Sellers for an aggregate purchase price equal to forty five thousand dollars ($45,000) (the “Purchase Price”). Each Seller shall sell such Shares and receive such Purchase Price, as set forth on Schedule A.

2. Closing. The purchase and sale of the Shares shall take place upon execution and delivery of this Agreement (the “Closing”), to be held at such time and place as shall be determined by the parties. At the Closing, the Sellers shall deliver to the Issuer certificates for the Shares, duly endorsed in form for transfer to the Issuer and the Issuer shall pay the Purchase Price for the Shares.

3. Representations of the Sellers.

(a) Sellers have all necessary power and authority to enter into and to perform their obligations hereunder. This Agreement constitutes the valid and binding obligation of the Sellers, enforceable against them in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Sellers own all rights, titles and interests in and to, and have the right to transfer to the Issuer, in connection with the redemption provided for herein, all of the Shares being redeemed by the Issuer, pursuant to the terms of this Agreement, free and clear of all liens, security interests, charges and other encumbrances.

(c) Sellers have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Issuer concerning the Redemption of the Shares and the business, financial condition, results of operations of the Issuer, and all such questions have been answered to the full satisfaction of the Sellers.

4. Representations of Issuer.

(a) The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Issuer has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by the Issuer of this Agreement have been duly authorized by all necessary action on the part of the Issuer and its board of directors. This Agreement constitutes the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5. Miscellaneous. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WENTWORTH IV, INC. By: /s/ Kevin R. Keating Kevin R. Keating, President
/s/ Timothy J. Keating Timothy J. Keating
/s/ Luca Toscani Luca Toscani
/s/ Margie L. Blackwell Margie L. Blackwell
/s/ Kyle L. Rogers Kyle L. Rogers

Schedule A

Shareholder	Shares	Purchase Price
Timothy J. Keating	500,000	$25,000
Luca Toscani	300,000	$15,000
Margie L. Blackwell	50,000	$2,500
Kyle L. Rogers	50,000	$2,500

Total:	900,000	$45,000